Exhibit 10.39

AMENDED AND RESTATED EQUIPMENT LOAN AND SECURITY AGREEMENT NO. 24-01110

This Amended and Restated Equipment Loan and Security Agreement No. 24-01110 (the “Loan Agreement”), is made as of November 12, 2003 by and between HELLER FINANCIAL LEASING, INC., (“Lender”), a Delaware corporation with its principal place of business at 500 West Monroe, Chicago, Illinois 60661 and Alien Technology Corporation (“Borrower”), a California corporation, with its principal place of business at 18220 Butterfield Boulevard, Morgan Hill, CA 95037. This Loan Agreement amends and restates that certain Equipment Loan and Security Agreement No. 24-01110 dated December 11, 2002 (the “Prior Loan Agreement”), and replaces said Prior Loan Agreement as if originally entered into. Each advance made by Lender to Borrower evidenced by promissory notes entered under the Prior Loan Agreement will be deemed made and entered under this Loan Agreement, provided however that the Commencement Date, Loan Interest Rate, Terminal Payment and the Term of financing of each such promissory notes shall not be amended or restated hereby.

Now therefore, in consideration of the promises set forth herein, Lender and Borrower agree upon the upon the following terms and conditions:

1.	General Definitions

The following words, terms and /or phrases shall have the meanings set forth thereafter and such meanings shall be applicable to the singular and plural form thereof giving effect to the numerical difference:

A. “Account” means any “account,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest and, in any event, shall include all accounts receivable, book debts, rights to payment, and other forms of obligations now owned or hereafter received or acquired by or belonging or owing to Borrower (including under any trade name, style or division thereof), whether or not arising out of goods or software sold or services rendered by Borrower or from any other transaction (including any such obligation that may be characterized as an account or contract right under the UCC), and all of Borrower’s rights in, to and under all purchase orders or receipts now owned or hereafter acquired by it for goods or services, and all of Borrower’s rights to any goods represented by any of the foregoing (including unpaid seller’s rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), and all monies due or to become due to Borrower under all purchase orders and contracts for the sale of goods or the performance of services or both by Borrower or in connection with any other transaction (whether or not yet earned by performance on the part of Borrower), now in existence or hereafter occurring, including the right to receive the proceeds of said purchase orders and contracts, and all collateral security and guarantees of any kind given by any Person with respect to any of the foregoing.

B. “Borrower’s Liabilities” means all obligations and liabilities of Borrower to Lender (including without limitation all debts, claims, and indebtedness), excluding the Transamerica Loans (as hereinafter defined), whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable, however evidenced, created, incurred, acquired or owing and however arising, whether under this Loan Agreement and/or promissory note issued pursuant hereto or the “Other Agreements” (hereinafter defined), or by operation of law or otherwise.

C. “Cash” means all cash, money, currency, and liquid funds, wherever held, in which Borrower now or hereafter acquires any right, title, or interest.

D. “Charges” means all national, federal, state, county, city, municipal and/or other governmental taxes, levies, assessments, charges, liens, claims or encumbrances upon and/or relating to the Collateral (hereinafter defined), Borrower’s Liabilities, Borrower’s business, Borrower’s ownership and/or use of any of its assets, and/or Borrower’s income and/or gross receipts.

E. “Chattel Paper” means any “chattel paper,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

F. “Copyright License” means any written agreement granting any right to use any Copyright or

Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

G. “Copyrights” means all of the following property, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest: (i) all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country; (ii) all registrations, applications and recordings in the United States Copyright Office or in any similar office or agency of the United States, of any State thereof, or of any other country; (iii) all continuations, renewals or extensions thereof; and (iv) all registrations to be issued under any pending applications.

H. “Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

I. “Documents” means any “documents,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

J. “Equipment” shall be as defined in the UCC, including but not limited to machinery, assembly lines, and related production equipment as well as computers and peripherals, networking equipment, switching and backbone equipment, servers and routers and other hardware including disk drives and laser printers, office furniture, fixtures and office equipment, test and other equipment, and software, and all accessions, additions, attachments, accessories and improvements thereof and all replacements and/or substitutions therefore and all proceeds and products thereof.

K. “Equipment Cost” means (i) for Equipment acquired within less than 90 days of the invoice date, the manufacturer’s net invoice price, and (ii) for Equipment acquired within 90 days or more from the invoice date (and if deemed eligible for funding by Lender), the depreciated value of the Equipment based on a 3 year straight line depreciation method as applied to the manufacturer’s net invoice price at the invoice date and a zero residual value at three years subsequent.

L. “Financials” means those financial statements described in Article 7 hereof.

M. “Fixtures” means any “fixtures,” as such term is defined in the UCC, together with all right, title and interest of Borrower in and to all extensions, improvements, betterments, accessions, renewals, substitutes, and replacements of, and all additions and appurtenances to any of the foregoing property, and all conversions of the security constituted thereby, immediately upon any acquisition or release thereof or any such conversion, as the case may be, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

N. “General Intangibles” means any “general intangibles,” as such term is defined in the UCC, and, in any event, shall include all right, title and interest which Borrower may now or hereafter have in or under any rights to payment; payment intangibles; software; proprietary or confidential information; business records and materials; customer lists; interests in partnerships, joint ventures, business associations, corporations, and limited liability companies; permits; claims in or under insurance policies (including unearned premiums and retrospective premium adjustments); and rights to receive tax refunds and other payments and rights of indemnification now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

O. “Goods” means any “goods,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

P. “Instruments” means any “instrument,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

Q. “Intellectual Property” means all Copyrights; Trademarks; Patents; Licenses; source codes developed by Borrower; trade secrets; inventions (whether or not patented or patentable); technical information, procedures, processes, designs, knowledge, and know how; data bases; models; drawings; skill, expertise, and experience; websites, domain names, and URL’s; and applications therefor and reissues, extensions, or renewals thereof; and goodwill associated with any of the foregoing; together with rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

R. “Inventory” means any “inventory,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest, and, in any event, shall include all Goods and personal property that are held by or on behalf of Borrower for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process or materials used or consumed or to be used or consumed in Borrower’s business, or the processing, packaging, promotion, delivery or shipping of the same, and all finished goods, whether or not the same is in transit or in the constructive, actual or exclusive possession of Borrower or is held by others for Borrower’s account, including all property covered by purchase orders and contracts with suppliers and all Goods billed and held by suppliers and all such property that may be in the possession or custody of any carriers, forwarding agents, truckers, warehousemen, vendors, selling agents or other Persons.

S. “Investment Property” means all “investment property,” as such term is defined in the UCC, and includes any certificated security, uncertificated security, money market funds, bonds, mutual funds, and U.S. Treasury bills or notes, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

T. “Letter of Credit Rights” means any “letter of credit rights,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest, including any right to payment or performance under any letter of credit.

U. “License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest and any renewals or extensions thereof.

V. “Other Agreements” means all agreements, instruments and documents, including, without limitation, any guaranties, letters of credit, mortgages, deeds of trust, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, warrants, account pledge agreements, financing statements and all other written matter heretofore, now and/or from time to time hereafter executed by and/or on behalf and/or for the benefit of Borrower and delivered to Lender, provided however that certain Master Loan and Security Agreement dated May 8, 2001, as amended by that certain First Amendment dated February 22, 2002, and all proposals, amendments and modifications related thereto (collectively the “Transamerica Loans”), made by and between Borrower and Transamerica Commercial Finance Corporation shall not be included within the definition of Other Agreements and not considered part of Borrower’s Liabilities or any other liability, responsibility, debt or obligation owed by Borrower hereunder.

W. “Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

X. “Patents” means all of the following property, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest: (a) all letters patent of, or rights corresponding thereto, in the United States or in any other county, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country; (b) all reissues, continuations, continuations-in-part or extensions thereof; (c) all petty patents, divisionals, and patents of addition; and (d) all patents to be issued under any such applications.

Y. “Permitted Liens” means:

1.	Any liens which were existing as of December 11, 2002, granted in the ordinary course of Borrower’s business and disclosed to the Lender under Schedule A attached hereto and made a part hereof, which liens were in relation to specific Goods or Equipment and none of which liens were or are intended to be or constitute a lien in all or substantially all of the assets of the Borrower;

2.	Liens for taxes, fees, assessments or other governmental charges or levies, provided the same have no priority over any of Lender’s security interests and which are either not delinquent or are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are maintained to the extent required by generally accepted accounting principles;

3.	Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods and which are either not delinquent or are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are maintained to the extent required by generally accepted accounting principles;

4.	Deposits in the ordinary course of business under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds, provided that all of the foregoing do not exceed One Hundred Thousand Dollars ($100,000) in the aggregate at any given time;

5.	Liens not prior to the liens of Lender, arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under this Agreement;

6.	Easements, reservations, rights-of-ways, restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property not constituting a material adverse effect;

7.	Liens of materialmen, mechanics, warehousemen, carriers, artisan’s or other similar Liens arising in the ordinary course of Borrower’s business or by operation of law, which are not past due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are maintained to the extent required by generally accepted accounting principles;

8.	Liens incurred in connection with all Loans pursuant to Section 2.1 and Section 2.2 (including any additional financing following Lender’s failure to Exercise its right of first refusal during the First Refusal Period);

9.	Liens incurred in connection with secured convertible debt incurred pursuant to Section 7.1(e), which Liens shall be subordinated to Lender’s Lien on Collateral hereunder on terms and conditions reasonably acceptable to Lender;

10.	Liens on personal property located in North Dakota (or other state determined by Borrower as the manufacturing facility state subject to consent of Lender, such consent not to be unreasonably withheld, hereinafter the “Manufacturing Facility State”), incurred in connection the financing of a manufacturing facility in the Manufacturing Facility State, with one or more notes or leases entered into by Borrower in the maximum aggregate amount of $11,500,000 under a financing program offered by the Manufacturing Facility State or municipalities therein.

11.	Liens on accounts receivables and proceeds thereof incurred specifically in connection with an accounts receivable financing line of credit.

12.	Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (1) through (11) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and shall not secure an amount in excess of the amount owing at the time of such extension, renewal or refinancing.

Z. “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, county, city, municipal or otherwise, including without limitation, any instrumentality, division, agency, body or department thereof).

AA. “Proceeds” means “proceeds,” as such term is defined in the UCC.

BB. “Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

CC. “Soft Costs” means taxes, freight and installation costs associated with the purchase, shipment and installation of Equipment, provided that Soft Costs shall not include the purchase of operating software so long as such software is an integral part of the Equipment to be specifically financed hereunder and the aggregate amount of such software to be so purchased shall not exceed $300,000.

DD. “Supporting Obligations” means any “supporting obligations,” as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

EE. “Takedown Period” shall mean any time during the period from December 11, 2002 to February 7, 2004,

or during any extension of such period by Lender (which extension shall not incur additional cost to Borrower), during which no material adverse change in the financial condition of Borrower has occurred.

FF. “Terminal Payment” shall mean any payment requirement designated as a Terminal Payment on any note, such payment being equal to:

(i)	ten percent (10%) of the principal amount of each promissory note funded by Lender to Borrower under the Prior Loan Agreement; or

(ii)	twelve and one-half percent (12.5%) of the principal amount of each promissory note funded by Lender to Borrower beginning on and after November 12, 2003.

GG. “Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

HH. “Trademarks” means all of the following property, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest: (a) all trademarks, tradenames, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, and designs of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

II. “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of Illinois, provided that if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or the priority of the security interest granted hereunder in any Collateral (as hereinafter defined) or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect on or after the date hereof in other jurisdiction(s), then “UCC” means the Uniform Commercial Code as in effect on or after the date hereof in such other jurisdiction(s) for the purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection, or priority or availability of such remedy.

2.	The Loan

2.1 Equipment Loan. During the Takedown Period Lender shall loan to Borrower pursuant to the terms and conditions hereof, those amount(s) listed on one or more Funding Requests submitted to Lender in such form and substance acceptable to the Lender, setting forth a request for funding and attaching thereto a “Schedule B” describing in detail that portion of the Borrower’s goods, Soft Costs and Equipment against which an advance is to be made hereunder; provided, Soft Costs shall comprise no more than 15% of any advance. Advances shall be made for 100% of Equipment Cost, provided no Equipment with an Equipment Cost of less than $1,000 shall be required to be financed by Lender, provided, further, purchases of operating system software shall be reviewed for loan eligibility at a loan value that is mutually acceptable. Such Funding Requests shall be no more than once per calendar month, for a minimum amount to be advanced of (a) $100,000 prior to November 12, 2003, and (b) $250,000 on and after November 12, 2003. Except as otherwise provided herein, the aggregate amount of the advances made hereunder shall not exceed Seven Million Dollars ($7,000,000). This is not a revolving line of credit and Borrower may not repay and re-borrow the amounts advanced or to be advanced hereunder.

2.2 Syndication Rights. During the Takedown Period, Lender shall use best efforts to identify and obtain additional sources of funding in the amount of an additional $5,000,000 for Borrower, the terms of which funding shall be acceptable to Borrower. In furtherance thereof, Lender will obtain Borrower’s authorization prior to approaching potential participants and will require that the prospective participants execute a Non-Disclosure Agreement (“NDA”) that is mutually acceptable to Borrower and such participant. Upon receipt of the signed NDA and the required Borrower authorization, Lender may disclose to such prospective purchaser(s), but only on a confidential basis, information relative to Borrower or this transaction that has been obtained by Lender. Upon receipt of formal credit approval from a participant or participants, Lender will assist in documenting all syndications and facilitate the disbursements of funds to Borrower. For any such syndicated amounts advanced to Borrower, Lender shall be entitled to a $50,000 Syndication Fee, which shall be earned and payable pro-rata with each funding of such syndicated amounts.

For the period beginning November 12, 2003 and ending December 31, 2005 (the “First Refusal Period”), Borrower hereby agrees that Lender has and shall provide Lender with a right of first refusal with respect to additional financing of Goods and/or Equipment. During the First Refusal Period, in the event Borrower seeks to obtain additional financing, Borrower shall provide Lender with no less than thirty (30) days prior written notice, and upon receipt of said notice, Lender shall have fifteen (15) days to deliver Lender’s written acceptance (“Exercise”) of such commercially reasonable terms to Borrower. In the event Lender does not Exercise its right of first refusal, Borrower may proceed to obtain alternate additional financing on terms substantially similar to those presented to Lender, and any lien(s) arising therein shall be a Permitted Lien hereunder. Notwithstanding anything to the contrary herein, Borrower may grant a first security interest on Goods and/or Equipment, specific to the Goods and/or Equipment financed thereby and proceeds thereof, for which Lender has not Exercised Lender’s right of first refusal.

2.3 Evidence and Nature of the Loan. Each advance to be made by Lender to Borrower pursuant to this Loan Agreement will be evidenced by one or more promissory notes or other instruments issued or made by Borrower to Lender to be executed and delivered by Borrower to Lender before or concurrently with Lender’s disbursement of said advance(s) to or for the account of Borrower. All of Borrower’s Liabilities under this Loan Agreement shall constitute one Loan secured by Lender’s security interest in the Collateral and by all other security interests, liens, claims and encumbrances now and/or from time to time hereafter granted by Borrower to Lender, whether hereunder or under the Other Agreements.

2.4 Use of Proceeds. Borrower warrants and represents to Lender that Borrower shall use the proceeds of the Loan made by Lender to Borrower pursuant to this Loan Agreement and any advances made pursuant to the Other Agreements solely for legal and proper corporate purposes (duly authorized by its Board of Directors) and consistent with all applicable laws and statutes.

2.5 Direction to Remit. Borrower hereby authorizes and directs Lender to disburse, for and on behalf of Borrower and for Borrower’s account, the proceeds of the Loan made by Lender to Borrower pursuant to this Loan Agreement to such Person or Persons as a Chief Executive Officer or Chief Financial Officer of Borrower shall direct, whether in writing or orally.

2.6 Conditions Precedent to All Loans. The following conditions precedent must be met before any advance is made hereunder: (a) Payment of all fees required under the Loan Agreement or Other Agreements; (b) Receipt by Lender of satisfactory release documents from any and all conflicting secured creditors as reasonably required by Lender; (c) Receipt by Lender of appropriate filings and other means of first perfected security position on the Collateral, (subject to Permitted Liens); (d) Receipt by Lender of adequate proof of free and clear ownership of the Equipment, including but not limited to paid in full invoices and cancelled checks or other means of payment for said invoices; (e) Execution by Borrower and acceptable financial institution(s) of any required account pledge agreements for the benefit of Lender; (f) No material adverse change in financial condition, management and/or business prospects of the Borrower; and (g) Such other conditions precedent that Lender may reasonably impose from time to time.

3.	Interest and Repayment

3.1 Interest. The Loan made pursuant to this Agreement shall bear interest payable monthly, calculated on a 360 day year comprised of twelve (12) thirty day months at a per annum rate equal to the Loan Interest Rate specified in the related Promissory Note (the “Note”). The “Commencement Date” of each Note will occur at the election of Lender, either on the fifteenth day of the same month as, or on the first day of the calendar month following Borrower’s funding request. The Loan Interest Rate on any Note which has a funding date on or after November 12, 2003 shall be as follows:

a per annum interest rate equal to the greater of (a) 7.25% or (b) the sum of (x) four-year Treasury Notes at time of documentation of the Note plus (y) 371 basis points.

If the note(s) so provide, the interest thereunder may be precomputed for the period ending when payments thereunder are due and on the assumption that all payments will be made on their respective due dates. Payments due under any note and not made by their scheduled due date due for a period in excess of five (5) business days after their due date shall be overdue and shall be subject to a service charge in an amount equal to two percent (2%) per month applied to the amount of the overdue payments from the date due until paid, but not more than the maximum rate permitted by law, whichever is less.

3.2 Repayment. Borrower’s Liabilities under this Loan Agreement shall be evidenced by notes or other instruments issued and/or made by Borrower to Lender specifically containing provisions respecting the repayment of principal, interest, and any other amounts therein specified. Any and all costs, fees and expenses payable pursuant to this Loan Agreement or any of the Other Agreements shall be payable by Borrower to Lender or to such other person or persons designated by Lender, on demand. All payments to Lender shall be payable at Lender’s principal place of business specified at the beginning of this Loan Agreement or at such other place or places as Lender may designate in writing to Borrower. All payments to Persons other than Lender shall be payable at such place or places as Lender may designate in writing to Borrower.

3.3 Term and Term Adjustment. The Term of financing under this Loan Agreement shall be as follows:

(i)	For Notes funded under the Prior Loan Agreement, a term of 36 months; and

(ii)	For Notes funded on or after November 12, 2003, the “Initial Term” of each Note shall be for 48 months, and shall be subject to adjustment as of the quarter ending June 30, 2005 (the “Determination Date”) as follows: In the event Borrower does not achieve at least two of the following three financial covenants as measured on the Determination Date, then the remaining months of the term of each outstanding Note under this Loan Agreement shall be restated in its entirety as if the Note had a term of 36 months from the its inception (e.g. future monthly payment amounts will be recalculated under each such note, however no additional amounts shall be due from Borrower as a result of this calculation for sums owing prior to the Determination Date); provided, however that each such restated Note will use the same Terminal Payment percentage (as stated on the original of such Note) and same economic yield (as the reflected in the economic structure of such Note) and Lender shall provide Borrower with evidence confirming that the same economic yield results from the restated monthly payments therein. In the event that Borrower satisfies at least two of the three following financial covenants as measured on the Determination Date, then each Note to which the Determination Date evaluation applies shall remain unchanged. The Determination Date shall not apply to any Notes made or funded by Lender to Borrower prior to November 12, 2003. The financial covenants to be satisfied as of the Determination Date are as follows:

(a)	Borrower’s posted revenues plus documented backlog must be at least 80% of the revenues shown in Borrower’s New Projections for the quarter ending June 30, 2005, which New Projections are quarterly revenues of twenty four million dollars ($24,000,000) the quarter ended June 30, 2005;

(b)	Borrower’s Cash on Hand must be at least 80% of the ten million dollars ($10,000,000) cash forecast for quarter ended June 30, 2005; and

(c)	Borrower’s Total Liabilities-to-Equity must be less than or equal to 120% of the projected 0.93:1 Total Liabilities-to-Equity ratio for quarter ending June 30, 2005.

3.4 Application of Payments. Provided that an “Event of Default” (hereinafter defined) does not exist, the application of payments received by Lender pursuant to this Agreement shall be applied first to any and all late charges, fees and expenses then due and payable; second to interest then due and payable hereunder; third to the principal of the Loan; and finally the remainder of the payments received shall be applied against the Terminal Payment, if any. From and during the continuance of an Event of Default, Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all such payments to any portion of Borrower’s Liabilities in accordance with the terms of the applicable documents, subject to one reversal or reapplication per payment absent manifest error, including to any of Borrower’s Liabilities arising under any of the Other Agreements. Notwithstanding the preceding sentence, if an Event of Default has been waived by Lender, then, with respect to payments received by Lender prior to the date of Lender’s waiver of the Event of Default (the “Waiver Date”), the period of time during which Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all such payments to any portion of Borrower’s Liabilities in accordance with the terms of the applicable documents shall expire ninety (90) days after Waiver Date. Solely for the purpose of computing interest earned by Lender, payments received by Lender shall be applied as aforesaid on the business day following receipt by Lender. Checks or other items of payment received after 2:00 p.m. shall be deemed received the following business day.

3.5 Accuracy of Statements. Each statement of account by Lender delivered to Borrower relating to Borrower’s Liabilities shall be presumed correct and accurate and shall constitute an account stated between Borrower and Lender unless thereafter waived in writing by Lender, in Lender’s reasonable discretion. Any objection to the statement that Borrower may have must be delivered to Lender, by registered or certified mail, within thirty (30) days after Borrower’s receipt of said statement.

4.	Term and Prepayment

4.1 Term. This Loan Agreement shall be in effect until the indefeasible payment in full to Lender of all of Borrower’s Liabilities.

4.2 Prepayment. Borrower has the right to prepay its Liabilities under this Agreement in whole but not in part, and only under the following terms and conditions:

(a)	Borrower shall give Lender thirty days’ prior written notice of its intent to prepay its Liabilities; and

(b)	Prepayment shall be in the full amount of principal, earned but unpaid interest accrued to the date of prepayment, any outstanding fees, costs or other reimbursements (including any indemnities) owing to Lender and the amount of any Terminal Payment if any is so required by the terms of any Note (in the aggregate, the “Prepayment Amount”).

(c)	In addition to the above Prepayment Amount, Borrower shall pay the following premium as follows: For 36-month Notes funded prior to November 12, 2003:

(i)	If the prepayment is made in the first twelve (12) months after the date hereof, a premium of three percent (3%) of the outstanding principal amount of all the notes being prepaid;

(ii)	If the prepayment is made after the end of the twelfth (12th) month and before the end of the twenty-fourth (24th) month after the date hereof, a premium of two percent (2%) of the outstanding principal amount of all the notes being prepaid;

(iii)	If the prepayment is made after the end of the twenty-fourth (24th) month and the end of the thirty-sixth (36th) month after the date hereof, a premium of one percent (1%) of the outstanding principal amount of all the notes being prepaid;

(iv)	If the prepayment is made after the end of the thirty-sixth (36th) month after the date hereof, no premium shall be payable.

For 48-month Notes funded on or after November 12, 2003 and such Notes with their terms adjusted to 36 months pursuant to Section 3.3 following the Determination Date:

(v)	If the prepayment is made in the first twelve (12) months after the date hereof, a premium of four percent (4%) of the outstanding principal amount of all the notes being prepaid;

(vi)	If the prepayment is made after the end of the twelfth (12th) month and before the end of the twenty-fourth (24th) month after the date hereof, a premium of three percent (3%) of the outstanding principal amount of all the notes being prepaid;

(vii)	If the prepayment is made after the end of the twenty-fourth (24th) month and the end of the thirty-sixth (36th) month after the date hereof, a premium of two percent (2%) of the outstanding principal amount of all the notes being prepaid;

(viii)	If the prepayment is made after the end of the thirty-sixth (36th) month and the end of the forty-eighth (48th) month after the date hereof, a premium of one percent (1%) of the outstanding principal amount of all the notes being prepaid;

(ix)	If the prepayment is made after the end of the forty-eighth (48th) month after the date hereof, no premium shall be payable.

5.	Collateral and Security

5.1 Grant of Security Interest. To further secure to Lender the prompt full and faithful payment of Borrower’s

Liabilities and the prompt, full and complete performance by Borrower of each of its covenants and duties under this Agreement and the Other Agreements, Borrower grants, subject to Permitted Liens, a valid, first priority continuing security interest in and lien upon all of the following, whether now owned or hereafter acquired and wherever located:

(a)	All Receivables;

(b)	All Equipment;

(c)	All Fixtures;

(d)	All General Intangibles;

(e)	All Inventory;

(f)	All Investment Property;

(g)	All Deposit Accounts;

(h)	All Cash;

(i)	All other Goods and tangible and intangible personal property of Borrower, whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located; and

To the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing and all attachments, accessories, accessions, replacements, substitutions, additions or improvements to any of the foregoing, wherever located and all products and proceeds of the foregoing including without limitation proceeds of insurance policies insuring the foregoing and all books and records with respect thereto (all of the foregoing personal property is hereinafter sometimes individually and sometimes collectively referred to as “Collateral”). Borrower shall make appropriate entries upon its financial statements and its books and records disclosing Lender’s security interest in the Collateral.

Notwithstanding anything herein contained or construed to the contrary, Borrower is not granting to Lender, and Lender is not receiving from Borrower, any grant of a security interest in any of Borrower’s now owned or hereafter acquired intellectual property or Borrower’s rights in software licenses; provided, however, that software, firmware and operating systems that cannot be removed from the collateral without rendering the collateral inoperable shall be deemed to be part of the “collateral” unless such construction is prohibited by or inconsistent with any relevant license or other agreement respecting such software, firmware or operating system, and Lender shall have no rights with respect to the intellectual property rights in any of the aforementioned collateral to the extent prohibited by or inconsistent with any such license or other agreement regarding such intellectual property rights.

Except related to Permitted Liens, Borrower hereby further agrees to the following additional negative covenants regarding the granting of security interests:

(x) that Borrower shall not (i) grant a security interest in or pledge its Intellectual Property to any other Person;

(y) that Borrower shall not enter into any agreement with any other Person to the effect that Borrower will not grant a security interest in or pledge of its Intellectual Property to any other Person; and

(z) at no time shall there be more than one hundred thousand United States dollars (USD 100,000) in gross book value of Borrower assets outside the United States of America (or such other amount as Borrower may request consent of Lender, such consent not to be unreasonably withheld), and all other Borrower assets must remain at either Borrower’s principal office in Morgan Hill, California or the Manufacturing Facility State.

Lender agrees that in the event that Borrower obtains a line of credit to be secured solely by Borrower’s Accounts, then in that event, Lender will enter into a subordination agreement under such terms and conditions reasonably acceptable to Lender with such other credit provider in respect of the Borrower’s Accounts.

5.2 Further Assurances. Borrower shall execute and/or deliver to Lender, at any time and from time to time hereafter at the request of Lender, all agreements, instruments, UCC financing statements (or other required perfection instruments), documents and other written matter (hereinafter individually and/or collectively, referred to as “Additional Documentation”) that Lender reasonably may request, in a form and substance acceptable to Lender, to perfect and maintain Lender’s perfected security interest in the Collateral and to consummate the transactions contemplated in or by this Loan Agreement and the Other Agreements. For the limited purpose of Lender perfecting its security interest following Borrower’s failure to reasonably comply with its obligations set forth in this Section 5.2, Borrower, irrevocably, (a) hereby makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as Borrower’s true and lawful attorney (and agent-in-fact) to sign the name of Borrower on the Additional Documentation and to deliver the Additional Documentation to such Persons as Lender, in its sole and absolute discretion, may elect, (b) authorizes completion and filing of any such Additional Documentation by Lender or its agents, whether paper or electronic, (c) hereby ratifies and confirms the completion and filing of Additional Documentation by Lender or its agent, paper or electronic, occurring prior to the date hereof, and (d) declares that Borrower has the present intention to authenticate and process any such Additional Documentation, whether paper or electronic, and whether or not completed and filed by Lender or its agents before or after the date hereof.

5.3 Inspection of Collateral. Lender (by any of its officers, employees and/or agents) shall have the right, at any time or times upon no less than 3 business days prior written notice (such notice to be required only so long as no Event of Default has occurred and is continuing) during Borrower’s usual business hours, to inspect the Collateral and all related records (and the premises upon which it is located) and to verify the amount and condition of or any other and all financial records and matter relating to the Collateral; provided however, if no Event of Default has occurred, Lender shall limit such inspections to no more than two per year. After an Event of Default, all costs, fees and expenses incurred by Lender, or for which Lender has become obligated, in connection with such inspection and/or verification shall be payable by Borrower to Lender. Borrower agrees to use its best efforts to cause its employees and agents to cooperate with Lender in all inspections.

5.4 Disposition of Collateral. All proceeds arising from the disposition of any Collateral by Borrower shall be delivered to Lender within one Business Day after receipt by Borrower, in their original form, duly endorsed to Lender, to be applied to Borrower’s Liabilities in such order as specified in Section 3.3 so long as no Event of Default has occurred and is continuing, otherwise, the monies may be applied in such order as Lender shall determine. Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Lender. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Loan Agreement.

5.5 Third Party Claims. Lender, in its sole and absolute discretion, without waiving or releasing any obligation, liability or duty of Borrower under this Loan Agreement or the Other Agreements or any Event of Default, may (but shall be under no obligation) at any time or times hereafter, to pay, acquire and/or accept an assignment of any security interest, lien, encumbrance or claim asserted by any Person against the Collateral. All sums paid by Lender in respect thereof and all costs, fees and expenses, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto incurred by Lender on account thereof shall be payable by Borrower to Lender.

5.6 Insurance. Borrower shall at all times throughout the term of this Agreement and any extension hereof procure and maintain at its own expense the following minimum insurance coverages which shall be provided by insurance carriers with an AM Best rating of A, Class X or as otherwise acceptable to Lender and with such deductibles and exclusions as approved by Lender: (1) All risk property damage insurance covering the Collateral which shall include but not be limited to fire and extended coverage and where applicable mechanical breakdown and electrical malfunction, and which shall be written in amount not less than the greater of (x) the outstanding loan balance or (y) the current replacement cost; and, (2) Commercial general liability insurance which may include excess liability insurance written on occurrence basis with a limit of not less than $3,000,000; and, (3) Workers’ compensation insurance in accordance with statutory limits and employers’ liability coverage which may include excess liability in an amount not less than $3,000,000. Any insurance carried and maintained in accordance with this Agreement by Borrower shall be endorsed to provide that: (i) Lender shall be additional insured and loss payee with respect to the property insurance described in subsection (1) of the prior paragraph (and such insurance shall provide that the interest of Lender shall not be invalidated by any act or neglect of Lender, Borrower or other person), and Lender shall be an additional insured with respect to the liability insurance described in subsection (2) of the prior paragraph; and, (ii) The insurers thereunder waive all rights of subrogation against Lender, any right of setoff and counterclaim and any other right to deduction due to outstanding premiums, whether by attachment or otherwise; and, (iii) Such insurance shall be primary without right of contribution of any other insurance carried by or on behalf of Lender; and, (iv) Inasmuch as such policies are written to cover more than one insured, all terms, conditions, insuring agreements and endorsements (other than the limits of liability) shall operate in the same manner as if there were a separate policy covering each insured; and, (v) If such insurance is canceled for any reason whatsoever, including nonpayment of premium, or any substantial change is made in the coverage that affects the interests of Lender, such cancellation or change shall not be effective as to Lender until thirty (30) days after receipt by Lender of written notice sent by registered mail from such insurer of such cancellation or change; providing, however, that such thirty (30) day period shall be reduced to ten (10) days in the case where cancellation results from the nonpayment of premiums. Borrower, irrevocably, appoints Lender as Borrower’s true and lawful attorney (and agent-in fact) for the purpose of making, settling and adjusting claims under such policies, endorsing the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies and for making all determinations and decisions with respect to such policies, and such appointment will be immediately effective upon the occurrence of an Event of Default hereunder.

On or before the funding by Lender hereunder of each Funding Request, and at each policy anniversary date, Borrower shall arrange to furnish Lender with appropriate Certificates of Insurance. Such Certificates of Insurance shall be executed by each insurer or by an authorized representative of each insurer, and shall identify insurers, the type of insurance, the insurance limits and the policy term and shall specifically list the special endorsements (i) through (v) above. If the Borrower fails to provide the appropriate Certificates of Insurance, whether originally or at each policy anniversary date, then Borrower agrees to pay Lender a non-compliance fee equal to $1,000 each month until such Certificates of Insurance are provided to Lender. Such fee does not procure or constitute insurance coverage for Borrower.

In case of the failure to procure or maintain such insurance, Lender shall have the right, but not the obligation, to obtain such insurance and any premium paid by Lender shall be immediately due and payable by Borrower to Lender. The maintenance of any policy or policies of insurance pursuant to this Section shall not limit any obligation or liability of Borrower pursuant to any other Sections or provisions of this Agreement.

5.7 Charges on Collateral. Borrower shall not permit any Charges to arise, or to remain, except for those which constitute Permitted Liens, and Borrower shall pay promptly when due, and discharge, all Charges. In the event Borrower, at any time or times hereafter, shall fail to pay the Charges or to obtain such discharges, Borrower shall so advise Lender thereof in writing. Lender may, without waiving or releasing any obligation or liability of Borrower hereunder or Event of Default, in its sole and absolute discretion, at any time or times thereafter, make such payment, or any part thereof, or obtain such discharge and take any other action with respect thereto which Lender deems advisable. All sums so paid by Lender and any expenses, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable by Borrower to Lender upon demand.

5.8 Equipment Ownership and Maintenance. Borrower, immediately on demand by Lender, shall deliver to Lender any and all evidence of ownership of, including without limitation, certificates of title to and applications for title to, any of the Equipment. Borrower shall keep and maintain the Equipment in good operating condition and repair and shall make all necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Borrower shall use commercially reasonable efforts to not permit any such items to become a fixture to real estate or accession to other personal property.

6.	Warranties and Representations

6.1	Borrower Representations. Borrower warrants and represents to Lender, as of the date hereof and as of the date of any Loan made hereunder, that:

(a)	Borrower is and at all times hereafter shall be a Person having that legal name and organizational structure as set forth above, duly organized and existing and in good standing under the laws of the state of its organization as set forth above and qualified or licensed to do business in all other states in which the laws require Borrower to be so qualified and/or licensed, except where the failure to be qualified or licensed could not reasonably be expected to have a material adverse effect;

(b)	Borrower is duly authorized and empowered to enter into, execute, deliver and perform this Loan Agreement and the Other Agreements and the execution, delivery and/or performance by Borrower of this Loan Agreement and the Other Agreements shall not, by the lapse of time, the giving of notice or otherwise, constitute a violation of any applicable law or a breach of any provision contained in Borrower’s organizational documents or contained in any material agreement, instrument or document to which Borrower is now or hereafter a party or by which it is or may become bound, except where such violation or breach could not reasonably be expected to have a material adverse effect;

(c)	Except as disclosed to Lender in writing, there are no actions or proceedings which are pending, or to its knowledge threatened, against Borrower, nor is Borrower a party to any contract or agreement or subject to any charge, restriction, judgment, decree or order, which might result in any material and adverse change in its financial condition or materially affect its assets or the Collateral, nor is Borrower in default with respect to any material indenture, security agreement, mortgage, deed or other similar agreement relating to the borrowing of monies to which it is a party or by which it is bound;

(d)	To Borrower’s knowledge, Borrower has and is in good standing with respect to all licenses, patents, copyrights, trademarks, and trade names and Borrower has all governmental permits, certificates, consents and franchises necessary to continue to conduct its business as previously conducted by it and to own or lease and operate its properties as now owned or leased by it, except where the failure to have such permits, certificates, consents and franchises could not reasonably be expected to have a material adverse effect;

(e)	The Financials fairly and accurately present in all material respects the assets, liabilities and financial conditions and results of operations of Borrower as of the date when the Financials were prepared and have been prepared in accordance with generally accepted accounting principles, consistently applied, provided that monthly financial statements are subject to year-end adjustments and the absence of footnotes and there has been no material adverse change in the assets, liabilities or financial condition of Borrower since the date of the Financials.

(f)	As to the Equipment and Collateral, (i) Borrower has and at all times hereafter shall have good, indefeasible and merchantable title to and ownership of the Collateral free and clear of all liens, claims, security interests and encumbrances except Permitted Liens; (ii) Borrower has and at all times hereafter shall have good, indefeasible and merchantable title to and ownership of the Equipment described and/or listed on any certificate or schedule relating to Equipment and delivered to Lender, free and clear of all liens, claims, security interests and encumbrances except under subsections 2, 3 and 7 of the definition of Permitted Liens; (iii) the Equipment and Collateral shall be kept and/or maintained solely at the addresses identified in writing to Lender; (iv) Borrower, immediately on demand by Lender, shall deliver to Lender any and all evidence of ownership of, including without limitation, vendor invoices and proofs of payment thereof, certificates of title to and applications for title to, any of the Equipment and Collateral; (v) Borrower shall keep and maintain the Equipment and Collateral in good operating condition and repair and shall make all necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved; and (vi) Borrower shall not permit any such items to become a fixture to real estate or accession to other personal property.

(g)	As to Lender’s security interest, (i) Subject to all required filings and Permitted Liens, Lender’s security interest in the Collateral is now and at all times hereafter shall be perfected and have a first priority, and subject to all required filings, Lender’s security interest in the Equipment described and/or listed on any certificate or schedule relating to Equipment and delivered to Lender is now and at all times hereafter shall be perfected and have a first priority except under subsections 2, 3, 7, 8, 10, 11, and 12 of the definition of Permitted Liens; (ii) the offices and/or locations where Borrower keeps the Collateral and Borrower’s books and records concerning the Collateral are at the locations identified to Lender in writing and Borrower shall not remove such books and records and/or the Collateral therefrom to any other location unless Borrower gives Lender written notice thereof at least thirty (30) days prior thereto and the same is within the contiguous forty-eight (48) states of the United States of America; and (iii) the addresses identified to Lender in writing as Borrower’s chief executive office and principal place(s) of business are Borrower’s principal offices and place(s) of business, and Borrower, by written notice delivered to Lender at least thirty (30) days prior thereto, shall advise Lender of any change thereto.

7.	Affirmative and Negative Covenants

7.1 Negative Covenants. Borrower covenants with Lender that Borrower shall not: (a) grant a security interest in, assign, sell or transfer any of the Collateral to any person or permit, grant, or suffer or permit a lien, claim or encumbrance upon any of the Collateral, except those which constitute Permitted Liens and the sale of obsolete or unneeded Equipment in the ordinary course of business, upon Lender’s prior written consent and with the payment to Lender of any and all proceeds of such disposition if such Equipment was included on any Schedule A to any Funding Request; (b) permit or suffer any levy, attachment, restraint or Charges to attach to or affect any of the Collateral except Permitted Liens; (c) permit or suffer any receiver, trustee or assignee for the benefit of creditors to be appointed to take possession of any of the Collateral; (d) merge or consolidate with or acquire any Person except in a transaction in which the Borrower is the surviving Person and the current shareholders of the Borrower hold at least 51% of all capital stock of the surviving Person unless the tangible net worth (according to GAAP) of the surviving entity is greater than or equal to $20,000,000; (e) enter into any transaction not in the ordinary course of its business, or make any material change in Borrower’s capital structure (except for the sale of Borrower’s securities for capital raising purposes, the price for which is paid in good funds and which sale may include the issuance by the company of unsecured convertible or secured non-convertible debt, provided that any secured convertible debt shall be subordinated to Borrower’s obligations hereunder on terms and conditions reasonably acceptable to Lender), internal organization or management or in any of its business objectives, purposes and operations, which materially and adversely affects the Collateral or Borrower’s ability to repay Borrower’s Liabilities or any other of Borrower’s debt; (f) incur additional debt other than (x) an accounts receivable financing line of credit secured by accounts receivables and proceeds thereof, and (y) Permitted Liens as described herein; and (g) make any change in its legal name or state of formation or organization without providing at least thirty (30) days prior written notice to Lender.

7.2 Covenants regarding Financial Statements. Borrower shall cause to be furnished to Lender, (i) the audited fiscal year end financial statements of Borrower no later than 120 days after the related fiscal year end, (ii) the internally prepared monthly financial statements of Borrower (and of any guarantor), certified by Borrower’s (or such guarantor’s) chief financial officer, no later than 30 days after the related month end, each containing a profit and loss statement, balance sheet and statement of cash flows, (iii) summary monthly bank statements (upon written request of lender), no later than 30 days after the related month end, reflecting month-end cash balances, and (iv) such other financial statements of Borrower as Lender may reasonably require, including such other financial and operating performance data as is provided to its outside investors or commercial lenders and, if applicable, required to be provided to shareholders by the Security and Exchange Commission. Each financial statement to be furnished to Lender must be prepared in accordance with generally accepted accounting principles, consistently applied. Borrower also agrees to promptly provide to Lender such other data and information (financial and otherwise) at any time and from time to time relating to any material adverse change in or related to the Collateral or to Borrower’s credit standing, financial condition, management and/or business prospects.

7.3 Indemnification and Liability. Borrower hereby agrees to indemnify Lender and hold Lender harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, reasonable costs and expenses (including reasonable attorneys’ fees), of every nature, character and description, which Lender may sustain or incur based upon or arising out of the Collateral, any of Borrower’s Liabilities, any relationship or agreement between Lender and Borrower, or any other matter, cause or thing whatsoever occurred, done, omitted or suffered to be done by Lender relating to Borrower or Borrower’s Liabilities (except any such actual damage amounts sustained or incurred by Borrower as the result of the gross negligence or willful misconduct of Lender). Should any third-party suit or proceeding be instituted by or against Lender with respect to any Collateral or relating to Borrower, Borrower shall, without expense to Lender, make available Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Lender may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

8.	Default

8.1 Events of Default. The occurrence of any one of the following events shall constitute a default (“Event of Default”) by Borrower under this Agreement, and upon an Event of Default, all of Borrower’s Liabilities shall be due and payable, forthwith: (a) if Borrower fails to pay Borrower’s Liabilities when due and payable or declared due and payable after giving effect to any applicable grace period and fails to pay the same within ten (10) days following Lender’s issuance of written notice (said notice transmitted by both e-mail and overnight mail) indicating the amounts of unpaid Borrower’s Liabilities; (b) if any material statement, report or certificate made or delivered by Borrower, or any of its officers, to Lender under this Loan Agreement is not true and correct in all material respects; (c) if Borrower fails or neglects to perform, keep or observe (“Failure”) any term, provision, condition, covenant, warranty or representation contained in this Agreement or in the Other Agreements, which is required to be performed, kept or observed by Borrower, other than the payment of Borrower’s Liabilities, and the same is not cured within twenty (20) business days after written notice thereof from Lender to Borrower, or such longer other period as is commercially reasonable given the nature of the Failure as agreed in writing by the Lender and Borrower; (d) if the Collateral or any other of Borrower’s assets are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and Borrower is unable to dismiss the same or to reclaim possession of such Collateral or other Borrower’s assets within the (10) days thereafter; (e) if Borrower’s balance of cash and cash equivalents are equal to or less than three months cash burn and Borrower does not have an executed term sheet from a bonafide equity source providing for additional liquidity which upon funding would result in Borrower attaining an amount of cash and cash equivalents greater than three months cash burn, or if the present CEO and/or CFO and/or their successors cease employment with Borrower and are not replaced within six months of their respective departure date(s) and/or Borrower’s contract with Gillette is terminated and is not replaced with a comparable contract within thirty business days of the cancellation date; (f) if a petition under any section or chapter of the Bankruptcy Act or any similar law or regulation shall be filed by or against Borrower or if Borrower shall make an assignment for the benefit of its creditors or if any case or proceeding is filed by Borrower for its dissolution or liquidation, which is not dismissed within fifteen (15) business days (however the cure period shall be five (5) days if Lender has filed against Borrower or participated in a filing against Borrower in a commercially reasonable manner); (g) if Borrower is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs for a period in excess of ten (10) days; (h) if an application is made by Borrower or any Person for the appointment of a receiver, trustee or custodian for the Collateral or any other of Borrower’s assets, which is not dismissed within fifteen (15) business days from the date of such application or appointment (however the cure period shall be five (5) days if Lender has applied for such application in a commercially reasonable manner); (i) if a notice of lien, levy, assessment or other Charges are filed of record in an aggregate amount greater than $250,000 with respect to all or any of Borrower’s assets by any Person, which is not dismissed within thirty (30) days from the date of such lien, levy, assessment or other Charges; or (j) if Borrower is in default under the Prior Loan Agreement or is in default in the payment of any of Borrower’s debt instruments or other writings or lease obligations to any Person other than Lender where me aggregate original principal amount of such debt instruments or other writings or lease obligations in default is greater than $250,000 and such default is not cured within the time, if any, specified therefore in any agreement governing the same.

8.2 Lender’s Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, without notice by Lender to or demand by Lender of Borrower, all of Borrower’s Liabilities shall be accelerated and shall be due and payable forthwith, and Lender may, in its sole and absolute discretion: (a) exercise any one or more of the rights and remedies accruing to a Lender under the Uniform Commercial Code or other applicable law of the relevant state or states or other applicable jurisdiction, and in equity, and under any other instrument or agreement now or in the future entered into between Lender and Borrower, including under this Loan Agreement and the Other Agreements; (b) enter, with or without process of law and without breach of the peace, any premises where the Collateral or the books and records of Borrower related thereto is or may be located, and without charge or liability to Lender therefor seize and remove the Collateral (and copies of Borrower’s books and records relating to the Collateral) from said premises and/or remain upon said premises and use the same (together with said books and records) for the purpose of collecting, preparing and disposing of the Collateral; (c) sell, lease, license or otherwise dispose of the Collateral or any part thereof by one or more contracts at one or more public or private sales for cash or credit, provided, however, that Borrower shall be credited with the net proceeds of such sale(s) only when such proceeds are actually received by Lender; and (d) require the Borrower to assemble the Collateral and make it available to Lender at a place or places to be designated by Lender which is reasonably convenient to Lender and Borrower. Interest shall be payable on all of Borrower’s Liabilities hereunder from the date of the Event of Default until the date payment in full is received by Lender at two percent (2%) per month or the highest rate permitted by law, whichever is less. All of Lender’s rights and remedies under this Loan Agreement and the Other Agreements are cumulative and non-exclusive. Exercise or partial exercise by Lender of one or more of its rights or remedies shall not be deemed an election, nor bar Lender from subsequent exercise or partial exercise of any other rights or remedies. Lender agrees to give notice of any sale to Borrower at least ten days prior to any public sale or at least ten days before the time after which any private sale may be held. Borrower agrees that Lender may if Lender deems it reasonable, postpone or adjourn any such sale from time to time by an announcement at the time and place of sale or by announcement at the time and place of such postponed or adjourned sale, without being required to give a new notice of sale. Borrower agrees that Lender has no obligation to preserve rights against prior parties to the Collateral.

8.3 Power of Attorney. Upon the occurrence and during the continuance of any Event of Default, without limiting Lender’s other rights and remedies, for the purpose of effecting or enforcing Lender’s rights in accordance with the terms of this Loan Agreement, Borrower grants to Lender an irrevocable power of attorney coupled with an interest (in addition to such other powers of attorney granted to Lender elsewhere in this Loan Agreement), authorizing and permitting Lender at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower’s expense, execute on behalf of Borrower any Additional Documentation, or such other instruments or documents as may be reasonably necessary in order to exercise a right of Borrower or Lender under this Agreement, including but not limited to the execution of any proof of claim in bankruptcy, any Notice of Lien, claim of mechanic’s or other lien, or assignment or satisfaction of mechanic’s or other lien, or to take control in any manner of any cash or non-cash proceeds of Collateral and take any action or pay any sum required of Borrower pursuant to this Loan Agreement and any Other Agreement. In no event shall Lender’s rights under the foregoing power of attorney or any of Lender’s other rights under this Loan Agreement be deemed to indicate that Lender is in control of the business, management or properties of Borrower.

9.	General Provisions

9.1 Notices. All notices, demands or other communications required or permitted to be given or delivered under or by reason of the provisions hereof shall be in writing and shall be deemed to have been given when (i) delivered personally to the recipient, (ii) sent via facsimile transmission, (iii) the next business day after having been sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) four business days after having been mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall he sent to the parties hereunder at their respective addresses and transmission numbers indicated on the signature page hereof, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

9.2 Severability. Should any provision of this Loan Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Loan Agreement, which shall continue in full force and effect.

9.3 Integration; Modification. This Loan Agreement, the Other Agreements and such other written agreements, documents and instruments as may be executed in connection herewith or pursuant hereto are the final, entire and complete agreement between Borrower and Lender and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Loan Agreement and the Other Agreements. There are no oral understandings, representations or agreements between the parties which are not set forth in this Loan Agreement or the Other Agreements or in other written instruments, documents or agreements signed by the parties in connection herewith. If any provision contained in this Loan Agreement is in conflict with, or inconsistent with, any provision in the Other Agreements, the provision contained in this Loan Agreement shall govern and control, it being the intent of the parties, however, that the terms of each of the Loan Agreement and the Other Agreements shall be remain in full force and effect. This Loan Agreement and the Other Agreements may not be modified, altered or amended except by an agreement in writing signed by Borrower and Lender. For the avoidance of doubt, for purposes of this Section 9.4, the term “Other Agreements” shall only include Other Agreements executed in connection with this Loan Agreement and shall not include the First Loan Agreement or any of the Other Agreements executed in connection therewith.

9.4 Time of Essence. Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.

9.5 Attorneys Fees and Other Costs. Borrower shall reimburse Lender for all out of pocket costs and expenses, including but not limited to reasonable attorneys’ fees and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by Lender, pursuant to, or in connection with, or relating to this Loan Agreement, including, but not limited to preparing this Loan Agreement and all related documents; seeking to enforce any of its rights hereunder against Borrower or the Collateral, including in bankruptcy; enforcing Lender’s security interest in the Collateral, and representing Lender in all such matters. In any action predicated on a breach of this Loan Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs and expenses, including without limitation court costs and reasonable attorneys’ fees. Borrower shall also pay Lender’s standard charges for returned checks in effect from time to time.

9.6 Benefit of Agreement; Assignment. The provisions of this Loan Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and Lender; provided, however, that Borrower may not assign or transfer any of its rights under this Loan Agreement without the prior written consent of Lender, and any prohibited assignment shall be void. Borrower hereby consents to Lender’s sale, assignment, transfer or other disposition, at any time and from time to time hereafter, of this Loan Agreement, or the Other Agreements, or of any portion thereof, including without limitation Lender’s rights, titles, interests, remedies, powers and/or duties.

9.7 Joint and Several Liability. If Borrower consists of more than one Person, their liability shall be joint and several, and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.

9.8 Paragraph Headings. Paragraph headings are only used in this Loan Agreement for convenience. The term “including”, whenever used in this Loan Agreement, shall mean “including but not limited to”. This Loan Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Loan Agreement shall be construed strictly against Lender or Borrower under any rule of construction or otherwise.

9.9 Interest Laws. Notwithstanding any provision to the contrary contained in this Agreement or any Other Document, Borrower shall not be required to pay, and Lender shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by applicable law (“Excess Interest”). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any Other Document, then in such event: (1) the provisions of this subsection shall govern and control; (2) Borrower shall not be obligated to pay any Excess Interest; (3) any Excess Interest that Lender may have received hereunder shall be, at such Lender’s option, (a) applied as a credit against the outstanding principal balance of the Borrower’s Liabilities or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the “Maximum Rate”), and this Agreement and the Other Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) Borrower shall not have any action against Lender for any damages arising out of the payment or collection of any Excess Interest.

9.10 No Implied Waivers. Lender’s failure at any time or times hereafter to exercise any rights or remedies or to require strict performance by Borrower of any provision of this Loan Agreement shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith and all rights and remedies shall continue in full force and effect until all of Borrower’s Liabilities have been fully and indefeasibly paid and performed. Any suspension or waiver by Lender of an Event of Default by Borrower under this Loan Agreement or the Other Agreements shall not suspend, waive or affect any other Event of Default by Borrower under this Loan Agreement or the Other Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different type. Any waiver by Lender of any Event of Default or of any of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Loan Agreement or the Other Agreements shall be effective unless specifically waived by an instrument in writing signed by an officer of Lender.

9.11 Acceptance by Lender. This Loan Agreement become effective upon acceptance by Lender, in writing, at its principal place of business in as set forth above. If so accepted by Lender, this Loan Agreement and the Other Agreements shall be deemed to have been made at said place of business.

9.12 LAW AND VENUE. THIS LOAN AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS AND DECISIONS OF THE STATE OF ILLINOIS. BORROWER CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF COOK, STATE OF ILLINOIS. BORROWER WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST BORROWER BY LENDER OR TO ASSERT THAT ANY ACTION INSTITUTED BY LENDER OR BORROWER IN SUCH COURT IS AN IMPROPER VENUE OR SUCH ACTION SHOULD BE TRANSFERRED TO A MORE CONVENIENT FORUM.

9.13 WAIVER OF TRIAL BY JURY. BORROWER AND LENDER EACH WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS LOAN AGREEMENT WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

Signature Page Follows:

In Witness Whereof, this Equipment Loan and Security Agreement has been duly executed as of the day and year first above written.

Borrower:	Alien Technology Corporation	Accepted
By:
By:	/s/ John Hemingway	Lender:	Heller Financial Leasing, Inc.

Title:	CFO	By:	/s/ Charles Arkin

Attest:	John Hemingway	Title:	AVP

Address for notices:	1. Alien Technology Corporation 18220 Butterfield Boulevard Morgan Hill, CA 95037	Address for Notices:	500 West Monroe Chicago, IL 60661 Attention: GE Technology Finance
[Notices to	Attention: Chief Executive Officer
be sent by	E-mail:
both e-mail	SProdromou@AlienTechnology.com	Facsimile:	312-876-2593
and
overnight	and
mail]
2. Alien Technology Corporation 18220 Butterfield Boulevard Morgan Hill, CA 95037 Attention: VP and General Counsel E-mail: Daaron@AlienTechnology.com

Facsimile:	408-782-3912

SCHEDULE A

Liens existing on the date hereof and granted in the ordinary course of Borrower’s business, and included in the definition of Permitted Liens under the Loan Agreement:

Attach updated Schedule A

SCHEDULE A

Liens existing on the date hereof and granted in the ordinary course of Borrower’s business, and included in the definition of Permitted Liens under the Loan Agreement:

UCC Lien Search on Alien Technology Corporation in California

UCC-1 Financing Statement Filing Number	Filing Date	Secured Party (Parties)	Collateral

9815560265	June 2, 1998	NATIONSCREDIT COMMERCIAL CORP	Leased equipment described therein

9824560245	August 28, 1998	SILICON VALLEY BANK	Leased equipment described therein

9826660487	September 22, 1998	COMDISCO, INC.	Leased equipment described therein

9907860148	March 10, 1999	NATIONSCREDIT COMMERCIAL CORP.	Leased equipment described therein

9908560801	March 26, 1999	COMDISCO, INC.	Leased equipment described therein

9917460377	June 18, 1999	COMDISCO, INC.	Leased equipment described therein

9927960941	September 29, 1999	COMDISCO, INC.	Leased equipment described therein

0001360313	January 6, 2000	IMPERIAL BANK, PENTECH FINANCIAL SERVICES, INC. A CALIFORNIA CORPORATION PFF BANK AND TRUST BANK	Leased equipment described therein

0001860621	January 10, 2000	BCL CAPITAL	Leased equipment described therein

0004860568	February 14, 2000	BCL CAPITAL	Leased equipment described therein

0009060324	March 24, 2000	FIDELITY LEASING INC.	Leased equipment described therein

0012560849	April 27, 2000	PENTECH FINANCIAL SERVICES, INC. THE CIT GROUP	Leased equipment described therein

0012660954	May 1, 2000	PENTECH FINANCIAL SERVICES, INC., A CALIFORNIA CORPORATION PFF BANK AND TRUST	Leased equipment described therein

UCC-1 Financing Statement Filing Number	Filing Date	Secured Party (Parties)	Collateral

0013860150	May 11, 2000	PENTECH FINANCIAL SERVICES, INC. THE CIT GROUP	Leased equipment described therein

0019460463	July 6, 2000	IMPERIAL BANK PENTECH FINANCIAL SERVICES, INC., A CALIFORNIA CORPORATION THE CIT GROUP	Leased equipment described therein

0028460545	September 28, 2000	IMPERIAL BANK PENTECH FINANCIAL SERVICES, INC. THE CIT GROUP	Leased equipment described therein

0028560183	September 28, 2000	PENTECH FINANCIAL SERVICES, INC. THE CIT GROUP	Leased equipment described therein

0102460269	January 17, 2001	IMPERIAL BANK PENTECH FINANCIAL SERVICES, INC. PFF BANK. AND TRUST	Leased equipment described therein

0108060449	March 15, 2001	THE CIT GROUP	Leased equipment described therein

0113460501	May 8, 2001	COMDISCO, INC.	Leased equipment described therein

0114960957	May 23, 2001	TRANSAMERICA COMMERCIAL FINANCE CORPORATION	Equipment described therein

0117661341	June 21, 2001	TRANSAMERICA COMMERCIAL FINANCE COMPANY	Equipment described therein

0206360646	March 4, 2002	TRANSAMERICA COMMERCIAL FINANCE CORPORATION	Equipment described therein

SCHEDULE B

FUNDING REQUEST NO.

FOR

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT NO. 24-01110

BY AND BETWEEN

HELLER FINANCIAL LEASING, INC. AS LENDER

AND

ALIEN TECHNOLOGY CORPORATION, AS BORROWER

Borrower hereby requests an advance under the terms of the above described Loan and Security Agreement (the

“Loan	Agreement”) in the original principal amount of Dollars ($ ).

Borrower hereby acknowledges and agrees that the representations and warranties as set forth in the Loan Agreement are as if fully set forth herein, and further agrees that any and all Conditions Precedent to the making of an advance by the Lender set forth in the Loan Agreement either have been satisfied or will be satisfied as a result of the making by Lender of this advance. Borrower represents and warrants that there has been no material adverse change in the financial condition, internal organization and/or business prospects of the Borrower since the later of the date of the Loan Agreement or the date of the last advance made by the Lender thereunder.

The advance hereby requested hereby shall be secured by the Collateral as defined in the Loan Agreement, including but not limited to the Equipment described in the attached Schedule A.

The undersigned certifies that the undersigned is a duly authorized signatory of the Borrower, and that as such the undersigned is authorized to execute this request on behalf of the Borrower.

Alien Technology Corporation
Borrower

By:	_________________________________________

Name:	_________________________________________

Its:	_________________________________________

Date:	_________________________________________